Exhibit 99.1

RYVYL and Roundtable Announce Public Filing of Registration Statement on
Form S-4 and Proxy Statement/Prospectus in Connection with Proposed Merger

SAN DIEGO, CA – January 15, 2026 – RYVYL Inc. (NASDAQ: RVYL) (“RYVYL” or the “Company”) announced today that it has filed a proxy and registration statement on Form S-4 with the U.S. Securities and Exchange Commission (SEC) in connection with the Company’s proposed acquisition of RTB Digital, Inc. (“Roundtable”) in a merger transaction. Once complete, the transaction would result in the Company’s operations being focused on Roundtable’s ad revenue generating transformative Web3 media platform.

While this registration statement has not yet become effective and the information contained therein is subject to change, it provides important information about RYVYL’S proposed acquisition of Roundtable. Once declared effective by the SEC, the final proxy statement/prospectus included in the Form S-4 will be mailed to both RYVYL and Roundtable stockholders prior to stockholder votes on the proposed acquisition. RYVYL expects the transaction will close in the third quarter of 2026.

No Offer of Solicitation

The information in this communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

This communication relates to a proposed business combination between RYVYL and Roundtable. In connection with this proposed business combination, on January 15, 2026, RYVYL filed with the SEC a registration statement on Form S-4 containing a preliminary proxy statement/prospectus of RYVYL and other documents related to the proposed transaction. The registration statement has not yet become effective. After the registration statement is declared effective by the SEC, RYVYL will file with the SEC a definitive proxy statement/prospectus that will be mailed to stockholders of RYVYL and Roundtable. INVESTORS AND SECURITY HOLDERS OF RYVYL AND ROUNDTABLE ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents (when available) that RYVYL files with the SEC at the SEC’s website at www.sec.gov. In addition, these documents may be obtained from RYVYL free of charge by directing a request to

RYVYL, Inc.

3131 Camino Del Rio North, Suite 1400

San Diego, CA 92108

Attention: Corporate Secretary

Participants in Solicitation

RYVYL, Roundtable, and certain of their respective directors and executive officers may be deemed to be participants in the proposed transaction under the rules of the SEC. Investors and security holders may obtain information regarding the names, affiliations and interests of RYVYL’s directors and executive officers in RYVYL’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 28, 2025, in its proxy statement for its 2025 Annual Meeting, which was filed with the SEC on November 14, 2025, and in the proxy/registration statement on Form S-4, which was filed by RYVYL with the SEC on January 15, 2026. Information regarding the names, affiliations and interests of Roundtable’s directors and executive officers may be found in the proxy/registration statement on Form S-4, which was filed by RYVYL with the SEC on January 15, 2026. These documents can be obtained free of charge from the sources listed above. Additional information regarding the interests of these individuals will also be included in the definitive proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Note on Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of U.S. federal securities laws, including the parties’ plans for closing the transaction; the resulting impact on the RYVYL and Roundtable operations; statements concerning the benefits of the transaction, including the combined company’s future financial and operating results, plans and expectations; and anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the receipt of necessary consents, and other risk factors that we identify in the RYVYL reports filed with the SEC and in the RYVYL registration statement on Form S-4 filed with the SEC on January 15, 2026. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this communication. We make these forward-looking statements as of the date of this communication. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About RYVYL

RYVYL Inc. (NASDAQ: RVYL) operates a digital payment processing business enabling transactions around the globe and provides payment solutions for underserved markets. RYVYL has developed applications enabling an end-to-end suite of turnkey financial products, with enhanced security and data privacy, world-class identity theft protection, and rapid speed to settlement. www.ryvyl.com.

About Roundtable (RTB Digital, Inc.)

Roundtable is a Web3, digital media SaaS platform company, providing white-label, full stack distribution, community, publishing and monetization for professional media brands and journalists - fortified and powered by a digital liquidity pool integrated into the platform. Visit RTB.io.

RYVYL IR Contact:

Richard Land, Alliance Advisors Investor Relations

973-873-7686, ryvylinvestor@allianceadvisors.com

Roundtable PR Contact:

Mehab Qureshi, RTB Digital Inc.

+91 90289 77198, mehab@roundtable.io

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